SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                CSX CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(X)  No fee required

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

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     paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:



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                                                              March 18, 1997

Dear CSX Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, April 17, 1997, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

    The proposals to be acted upon at the Meeting include the election of twelve directors, appointment of independent auditors, and the approval of the Amended and Restated CSX Stock Plan for Directors. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommend a vote for each of these proposals.

    Also to be acted upon at the Meeting is a shareholder proposal regarding the Company's Shareholder Rights Plan. The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders and recommends a vote against this proposal.

    If you plan to attend the Meeting, please complete and mail the form included in the brochure containing information about the Meeting and The Greenbrier. An admission card will be sent to you about one week prior to the Meeting date.

    Whether or not you are able to attend the Meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to mark, sign, date and mail your proxy promptly in the envelope provided.




                                  John W. Snow
                                  Chairman of the Board,
                                  President and Chief Executive Officer

                    Notice of Annual Meeting of Shareholders

                                       Richmond, Virginia
                                       March 18, 1997

To Our Shareholders:

    The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Thursday, April 17, 1997, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

        1. Election of twelve directors;

        2. Appointment of Ernst & Young LLP as independent certified public accountants for 1997;

        3. Approval of Amended and Restated CSX Corporation Stock Plan for Directors;

        4. Shareholder proposal regarding Shareholder Rights Plan; and

        5. Such other matters as may properly come before the Meeting.

    The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the Proxy to assure that your shares are represented at the Meeting.

    Only shareholders of record at the close of business on February 17, 1997, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 18, 1997.

                                           By Order of the Board of Directors



                                           Alan A. Rudnick
                                           Vice President - General Counsel
                                           and Corporate Secretary

                                PROXY STATEMENT

General Information

    The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the Corporate Secretary, by submission of another proxy bearing a later date, or by voting in person at the Annual Meeting.

    CSX is the parent of CSX Transportation, Inc. ("CSXT"); Sea-Land Service, Inc. ("Sea-Land"); American Commercial Lines, Inc.; CSX Intermodal, Inc.; Customized Transportation, Inc.; and The Greenbrier Resort Management
Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

Shares Outstanding and Voting Rights

    As of February 17, 1997, CSX had outstanding 217,525,493 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 17, 1997, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.

1.  ELECTION OF DIRECTORS

    Twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected, except that the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed were previously elected directors by the shareholders.

    As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

[Picture]   Elizabeth  E.  Bailey,  58, is the John C. Hower  Professor  of
            Public  Policy and  Management,  The Wharton  School of the
            University of Pennsylvania.  She is a director of Honeywell,  Inc.
            and Philip Morris Companies, Inc. Dr. Bailey has been a director of CSX since November 1989 and is a member of the Board's Audit
            Committee and Pension Committee.


[Picture]   Robert L. Burrus, Jr., 62, is a partner in and  Chairman of McGuire,
            Woods, Battle & Boothe, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; Heilig-Meyers Company; O'Sullivan
            Corporation;  S&K Famous Brands, Inc.; and Smithfield Foods, Inc.
            Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Organization and Corporate Responsibility
            Committee and Pension Committee.

[Picture]   Bruce C. Gottwald, 63, is Chairman and Chief Executive Officer of
            Ethyl Corporation, a worldwide producer of petroleum additives. He is a director of James River Corporation and Tredegar Industries, Inc. Mr. Gottwald has been a director of CSX since April 1988 and is a member of the Board's Organization and Corporate Responsibility
            Committee and Pension Committee.

[Picture]   John R. Hall, 64, retired at the end of January 1997 as Chairman and
            Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal.
            He is a director of Banc One Corporation; The Canada Life Assurance
            Company; Humana Inc.; Reynolds Metals Company; and UCAR
            International Inc. He is also President of the Board of Trust of Vanderbilt University. Mr. Hall has been a director of CSX since May
            1994 and is a member of the Board's Audit Committee and Compensation
            Committee.

[Picture]   Robert D. Kunisch, 55, is Chairman, President and Chief Executive
            Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. He is a director of Mercantile Bankshares
            Corporation and GenCorp. Mr. Kunisch has been a director of CSX since October 1990 and is Chairman of the Board's Compensation
            Committee and a member of the Executive Committee.

[Picture]   Hugh L. McColl, Jr., 61, is Chief Executive Officer of NationsBank
            Corporation, a bank holding company. Previously, Mr. McColl was Chairman and Chief Executive Officer of NationsBank Corporation, and prior thereto, he served as Chairman and Chief Executive Officer of NCNB Corporation, a bank holding company and a predecessor of NationsBank Corporation. He is a director of Jefferson-Pilot
            Corporation; Jefferson-Pilot Life Insurance Company; Ruddick
            Corporation; and Sonoco Products Co. Mr. McColl has been a director of CSX since February 1992 and is a member of the Board's Audit
            Committee and Pension Committee.

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


[Picture]   James W. McGlothlin, 56, is Chairman and Chief Executive Officer of
            The United Company, a diversified energy company. He is a director of Bassett Furniture Industries, Inc. He has been a director of CSX since November 1989 and is Chairman of the Board's Organization and Corporate Responsibility Committee and a member of the Executive
            Committee.

[Picture]   Southwood J. Morcott, 58, is Chairman and Chief Executive Officer of
            Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit. Previously, Mr. Morcott was Chairman, President and Chief Executive Officer of Dana
            Corporation.  He is a director of Johnson Controls, Inc., and Phelps
            Dodge Corporation.  Mr. Morcott has been a director of CSX since
            July 1990 and is Chairman of the Board's Pension Committee and a member of the Audit Committee and the Executive Committee.

[Picture]   Charles E. Rice, 61, is Chairman and Chief Executive Officer of
            Barnett Banks, Inc., a bank holding company. He is a director of Sprint Corporation. Mr. Rice has been a director of CSX since April
            1990 and is Chairman of the Board's Audit Committee and a member of the Compensation Committee and the Executive Committee.


[Picture]   William C. Richardson, 56, has been President and Chief Executive
            Officer of the W.K. Kellogg Foundation, a major philanthropic institution, since 1995. Previously, he was President of The Johns
            Hopkins University. He is a director of The Kellogg Company;
            Mercantile Bankshares Corporation; and Mercantile Safe Deposit &
            Trust Company. Dr. Richardson has been a director of CSX since
            December 1992 and is a member of the Board's Compensation Committee and Organization and Corporate Responsibility Committee.

[Picture]   Frank S. Royal, M.D., 57, is a physician in private practice in
            Richmond, Va., and a health care expert. He is a director of Columbia/HCA Healthcare Corporation; Crestar Financial Corporation;
            Chesapeake Corporation; and Dominion Resources, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Compensation Committee.

[Picture]   John W. Snow,  57, is  Chairman  of the Board,  President  and Chief
            Executive Officer of CSX.  Mr. Snow is a director of Bassett
            Furniture  Industries, Inc.; Circuit  City  Stores,  Inc.;
            NationsBankCorporation;   Textron,  Inc.;  and USX Corporation. Mr.
            Snow has been a director of CSX since April 1988 and is Chairman of the Board's Executive Committee.

    During 1996, there were eleven meetings of the CSX Board of Directors. Each director of the Company, other than those identified below, attended more than 75 percent of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director. Mr. McColl attended 10 of the 16 meetings of the Board, Audit Committee and Pension Committee held during 1996. Mr. Morcott attended 12 of the 17 meetings of the Board, Audit Committee, Executive Committee and Pension Committee held during 1996.

Corporate Governance

    The CSX Board of Directors is committed to governance principles and practices which permit the Board to fulfill its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is carefully articulated, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership and the Board's performance as a working group are conducted on a regular basis.

Committees of the Board

    CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in the section entitled "Election of Directors" includes committee memberships currently held by each nominee.

    The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has five members. It held one meeting in 1996.

    The Audit Committee's primary functions are to approve and to recommend to the shareholders management's selection of independent auditors and to satisfy itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee. It held three meetings in 1996.

    The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve or recommend approval of compensation and compensation plans, including certain fringe benefits, for employees at certain organizational levels (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, it monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held six meetings in 1996.

    The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee recommends amendments to certain tax-qualified plans to the Board. The Pension Committee has five members and held two meetings in 1996.

         The Organization and Corporate Responsibility Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in board composition, committee structure, director qualification, and director compensation and retirement. This Committee also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. In fulfilling this responsibility, the Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Organization and Corporate Responsibility Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031 and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination. This Committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX. The Committee has four members, none of whom is a Company employee. It held four meetings in 1996.

Directors' Compensation

    For services rendered during a year, non-employee directors receive a retainer fee of $35,000 per year, a portion of which is paid in CSX stock as described below. Chairmen of Board committees receive an additional annual retainer fee of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

    CSX directors must participate in the CSX Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. In addition, directors can make an annual election to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into a trust established for that purpose.

    Non-employee directors who have served on the Board of CSX or a predecessor company for 10 years or more, or whose years of service plus their age total at least 75, will receive for life, upon retirement, an annual payment equal to one-half of the total compensation received during the last year of service on the Board pursuant to the Special Retirement Plan for CSX Directors (the "Retirement Plan"). If a director has served less than 10 years, or if his or her years of service plus age do not total at least 75, payments computed in the same manner will be paid upon retirement for a period equal to the number of years of service on the Board. Upon shareholder approval of the proposed Amended and Restated CSX Corporation Stock Plan for Directors, one of the proposals to be acted upon at the Annual Meeting of Shareholders, the Retirement Plan will be eliminated for current and future directors.

    A director may elect to participate in a Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director, or ceases to be a director and has attained age 65, after which he or she will be paid in installments over a period not to exceed 15 years. The Deferred Compensation Plan also provides for payment to a designated beneficiary in the event of death prior to receipt of the full amount due. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination of both. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1986, 1987, 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Morcott and Dr. Royal have directed deferred compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 27, 1996, represent the equivalent, respectively, of 1,669 shares and 344 shares of CSX stock.

    The Retirement Plan and the Deferred Compensation Plan provide that if the Board determines that a change of control of CSX has occurred, as defined in the plans, plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the present value of accrued benefits in the case of the Retirement Plan or a lump sum cash payment equal to the balance credited to directors' accounts in the case of the Deferred Compensation Plan. The Stock Plan provides that upon a change of control, shares whose receipt was deferred and held in trust will be distributed unless the Participant has elected to remain in the Plan.


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

    Upon a change of control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Retirement Plan, the Deferred Compensation Plan, and the Stock Plan will be put into a trust until distribution under the terms of the plans and the distribution elections which participants have made. The trust will be subject to claims of creditors of CSX Corporation.

    Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan, the Stock Plan, and the Retirement Plan as if a change of control had not occurred. Once such an election has been made and a change of control occurs, the election can be revoked, subject to a five percent penalty on distribution.

    In 1996, in recognition that the Retirement Plan and the Deferred Compensation Plan are non-qualified benefit plans and are unfunded obligations of CSX, CSX reimbursed directors for the premium cost of an individual insurance policy. The policy, named "Executive Edge Deferred Income Insurance" ("EDII"), provides security against repudiation of benefit payments. The policy would not, however, make payments in the event that CSX fails to meet its obligations due to bankruptcy. The insurance policy is owned by the director and has a five-year term, renewable each year for an additional year of coverage. CSX also has paid the directors for the federal, state and Medicare taxes incurred as a result of the premium reimbursement. Total amounts reimbursed to each director for EDII as described were as follows: Dr. Bailey - $2,801; Mr. Burrus - $1,750; Mr. Gottwald - $6,471; Mr. Hall - $1,216; Mr. Kunisch - $3,554; Mr. McColl - $2,090;
Mr. McGlothlin - $5,257; Mr. Morcott - $3,672; Mr. Rice - $4,663; Dr. Richardson
- $2,979; and Dr. Royal - $1,866. In addition, in 1996 the Company provided personal excess liability insurance, an "umbrella" policy, to directors who elected to participate.

    CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are Dr. Bailey and Messrs. Gottwald, Kunisch, McColl, McGlothlin, Morcott, Rice, and Snow.

    Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1996 and the amounts paid by the Company for contributions made by these directors in 1996 are as follows: Dr. Bailey - $4,000; Mr. Burrus - $25,000; Mr. Hall - $17,763; Mr. Kunisch - $21,500; Mr. McColl - $50,000; Mr. Morcott -
$6,200; Mr. Rice - $50,000; Dr. Richardson - $21,100; Dr. Royal - $50,000; and
Mr. Snow - $50,000.

Certain Relationships and Related Transactions

    Hugh L. McColl, Jr., a director of the Company, is Chief Executive Officer of NationsBank Corporation. Through an affiliate, NationsBank, N.A. was a co-syndication agent for a $4.8 billion Revolving Credit Facility and Competitive Advance entered into by CSX Corporation. NationsBank's portion of this facility is $250 million. During 1996, the Company had a $100 million credit facility with an affiliate of NationsBank Corporation. NationsBank also participated in a syndicated credit facility to a joint venture in which a subsidiary of the Company is a party. NationsBank's portion of this facility is $40 million. An affiliate of NationsBank acted as a co-agent to place the Company's commercial paper to assist the Company in raising funds in conjunction with the proposed acquisition by the Company of Conrail Inc. and related transactions (the "Conrail Transaction.")

    Charles E. Rice, a director of the Company, is Chairman and Chief Executive Officer of Barnett Banks, Inc. During 1996, the Company had a $20 million credit facility with an affiliate of Barnett Banks, Inc. An affiliate of Barnett Banks, Inc. also participated to the extent of $100 million in the $4.8 billion Revolving Credit Facility and Competitive Advance entered into by CSX Corporation. In addition, in January 1992 an affiliate of Barnett Banks, Inc., purchased the stock of CSX Commercial Services, Inc., from the Company for approximately $7.5 million in cash, subject to subsequent balance sheet adjustments. CSX Commercial Services, Inc., which is no longer owned by a Barnett affiliate and has changed its name to InTuition, Inc., is headquartered in Jacksonville, Fla., and is engaged in the business of servicing student loans. The Company agreed, as part of the sale, to indemnify the Barnett affiliate against certain contingent liabilities.

    In 1987, prior to the election of James W. McGlothlin as a director of CSX, The United Company, of which Mr. McGlothlin is Chairman and Chief Executive Officer, purchased a used Gulfstream aircraft from a wholly owned subsidiary of the Company at a cost of $6 million, with a down payment in the amount of $1.2 million and an additional $800,000 that was paid upon delivery. The balance of $4 million, in the form of a promissory note bearing interest at the prime rate set by NationsBank of North Carolina, N.A., was payable in 10 consecutive annual installments beginning December 31, 1988. As of December 27, 1996, the total outstanding indebtedness was $800,000.

    Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, a law firm which regularly provides legal services to the Company and its subsidiaries.

Compensation Committee Interlocks and Insider Participation

    Mr. Snow is a member of the Compensation Committee of NationsBank Corporation of which Mr. McColl is Chief Executive Officer.

    Alvin R. Carpenter, President and Chief Executive Officer of CSXT, is an executive officer of CSX for proxy reporting purposes. Mr. Carpenter is a director of Barnett Banks, Inc. Charles E. Rice, a director of the Company and a member of the Compensation Committee, is the Chairman and Chief Executive Officer of Barnett Banks, Inc.

Contractual Obligations

    To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, the Company in 1995 entered into change of control employment agreements ("Employment Agreements") with certain executives, including those named in the Summary Compensation Table. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

    In change of control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body, the Employment Agreements generally provide somewhat different treatment. During the period of regulatory review, the executive would only be entitled to severance benefits if he is constructively terminated by the Company. If a transaction were to receive regulatory approval, then the executive generally would be entitled to severance benefits if he is terminated other than for cause within one year after the regulatory approval or if the executive terminates his employment for good reason within such one-year period or voluntarily during the 30-day period following the first anniversary of the regulatory approval.

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


    In January 1997, the Employment Agreements for Messrs. Carpenter, Nichols, Clancey, and Goodwin, as well as certain other executive officers, were amended. Pursuant to the amendments, consummation of the proposed Conrail Transaction would also trigger benefits of the Employment Agreements following issuance of a final order by the Surface Transportation Board approving the Conrail Transaction.

    In April 1990, the Company entered into a Special Stock Award Agreement with Mr. Carpenter. Under the terms of the Agreement, 40,000 shares of CSX common stock (as adjusted following the December 1995 stock split) were awarded to Mr. Carpenter, conditioned on continued employment, one-half of the shares issued on the fifth anniversary, and the balance to be issued on the 10th anniversary of the Agreement. In April 1995, 20,000 shares were issued to Mr. Carpenter pursuant to that Agreement. To assist Mr. Carpenter in paying the income tax obligations associated with the award in April 1995, CSX made an interest-free loan to Mr. Carpenter of $377,200 which has been repaid. Mr. Carpenter has been compensated for taxes associated with the interest free character of the loan.

    In February 1994, the Company entered into an incentive agreement with Mr. Snow awarding him 1,000,000 non-qualified employee stock options (as adjusted for the December 1995 stock split) with an exercise price of $44.9375 per share, the fair market value as of the date of the grant. The options are subject to vesting and sale restrictions and are conditioned upon the Company's common stock achieving certain threshold levels ranging from $50 to $60 per share. The options may be forfeited in whole or in part at the time of termination of employment. In October 1996, the incentive agreement was amended to provide that the vesting and sale restrictions shall terminate upon a change of control.

    In February 1994, the Company entered into a Special Stock Award Agreement with Mr. John P. Clancey pursuant to which 20,000 shares of CSX common stock (as adjusted following the December 1995 stock split) were awarded, conditioned on continued employment, with one-half of the shares to be issued on the fifth anniversary of the Agreement, and the balance to be issued on the 10th anniversary of the Agreement.

    In the case of the Special Stock Award Agreements with both Messrs. Carpenter and Clancey, the value of all dividends declared and payable during the period between award and issuance will be paid at the time the share awards are payable. In the event of certain changes of control, the awards under the agreements with Messrs. Snow, Carpenter and Clancey will be accelerated and the recipients will be entitled to compensation for certain excise taxes imposed on certain change of control payments.

    In December 1996, the Company provided an interest free loan for Donald D. Davis, an executive officer of the Company, for $300,000 to assist him in fulfilling certain contractual commitments for which he had relied on his ability to exercise Company stock appreciation rights and stock options and which he was precluded from doing as a result of Company-imposed restrictions following announcement of the Conrail Transaction. The loan has been repaid. CSX compensated Mr. Davis for taxes associated with the interest-free character of the loan.

Section 16(a) Beneficial Ownership Reporting Compliance

    The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC").

    Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that with one exception the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year. The only exception relates to one gift transaction of CSX stock by Mr. Robert J. Grassi, Senior Vice President Atlantic-AME, during 1996 that was reported on a late filed amendment to the Form 5 for 1996.

          Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers

                                                          Amount and Nature of Beneficial Ownership
                                                          ------------------------------------------
                                                                               Shares for which
                                                     Stock                         Beneficial
                                                    Purchase                     Ownership can                  Percent
                                                       and       Other Shares     be Acquired      Total           of
                  Name of                           Loan Plan    Beneficially   within 60 Days  Beneficial       Class
Title of Class    Beneficial Owner (Note 1)         (Note 2)         Owned         (Note 3)      Ownership     (Note 4)
---------------------------------------------------------------------------------------------------------------------------
CSX Corp.         Elizabeth E. Bailey                   N/A          4,737            N/A          4,737           *
Common Stock      Robert L. Burrus, Jr.                 N/A          4,432            N/A          4,432           *
$1 Par Value      Bruce C. Gottwald                     N/A         15,426            N/A         15,426           *
                  John R. Hall                          N/A          4,776            N/A          4,776           *
                  Robert D. Kunisch                     N/A          6,690            N/A          6,690           *
                  Hugh L. McColl, Jr.                   N/A          3,737            N/A          3,737           *
                  James W. McGlothlin (Note 5)          N/A        221,532            N/A        221,532           *
                  Southwood J. Morcott                  N/A          5,769            N/A          5,769           *
                  Charles E. Rice                       N/A          8,145            N/A          8,145           *
                  William C. Richardson                 N/A          1,511            N/A          1,511           *
                  Frank S. Royal                        N/A          3,246            N/A          3,246           *

                  John W. Snow                      679,775        441,689      1,392,365      2,513,829        1.1%
                  Alvin  R. Carpenter               308,245        198,368        194,000        700,613           *
                  John P. Clancey                   219,102         92,231        141,200        452,533           *
                  Gerald L. Nichols                 120,774        100,903        110,000        331,677           *
                  Paul R. Goodwin                   162,685        114,071        177,198        453,997           *

                  Executive officers as a
                  group (20 persons, including
                  those named above) and
                  all directors                   2,768,795      1,894,394      3,276,948      7,940,137        3.5%

                  FMR Corp. (Note 6)
                  82 Devonshire Street
                  Boston, MA 02109                      N/A     28,515,175            N/A     28,515,175       12.4%



Notes to Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers
--------------------------------------------------------------------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 7, 1997.

Note 2 This column reflects grants made and stock purchased under the Stock Purchase and Loan Plan ("SPLP") as of August 1, 1996. All Executive Officers were participants in this offering. Pursuant to the SPLP, the Board's Compensation Committee as administrator granted Purchase Awards or Exchange Awards as defined in the SPLP to each participant. Each participant could subscribe to all, a portion, or none of the Purchase Award or Exchange Award offered. The purchase price for shares offered on August 1, 1996 was $47.50 per share, the Market Price on that date as defined under the SPLP.

        Under the terms of the SPLP, each participant must provide a down payment for the shares purchased, with the balance of the purchase price paid with loans provided by the Company ("Purchase Loans"). The down payment remains at risk until the Purchase Loans have been paid. For Purchase Awards, down payment obligations may be satisfied with a full recourse loan provided by the Company ("Down Payment Loan"). For Exchange Awards, the down payment obligation must be satisfied by using equity from earlier offerings as explained below. Dividend equivalents are paid by the Company on the number of shares represented by the equity used as a down payment for an Exchange Award.

        Exchange Awards offered on August 1, 1996, permitted officers who participated in offerings under the SPLP in 1991 and/or 1992 to use the equity which they had earned under those offerings ("Equity") as the down payment for shares offered pursuant to the Exchange Award. The Equity used for down payments represented the value as of August 1, 1996, of shares acquired pursuant to 1991 and/or 1992 offerings under the SPLP, less outstanding balances on the Purchase Loans made pursuant to the same offerings. Participants could then elect to make a down payment representing 25%, 20%, 15%, or 10% of the value of shares purchased as of August 1, 1996. Any down payment of less than 25% would have resulted in a participant's purchase of proportionately fewer shares than the maximum number offered in the Exchange Award. Eighteen of the current Executive Officers were participants in the 1991 and/or 1992 SPLP offerings, each was offered an Exchange Award, and each elected to use equity earned through the 1991 and/or 1992 offerings as a 25% down payment.

        Upon exercise of Exchange Awards, each participant executed new Down Payment Loans and new Purchase Loans covering purchase of the shares acquired in the 1991 and/or 1992 offerings, as well as additional shares offered on August 1, 1996. The new Down Payment Loans extend the term of the original Down Payment Loans to be coextensive with that of the new Purchase Loans. The principal balance of the new Down Payment Loans remains unchanged from that of the original Down Payment Loans and reflects amounts which are 5% of the purchase price of shares purchased in 1991 and/or 1992. In the case of Exchange Awards the new Purchase Loans are for the balance of the purchase price of shares purchased upon exercise of the Exchange Award. In the case of each Executive Officer, the new Purchase Loans for Exchange Awards are for 75% of the purchase price. As a result of the exchange feature, the number of shares purchased as indicated in the table below includes shares purchased in 1991 and/or 1992. The Purchase Loan is collateralized by all such shares purchased pursuant to the Exchange Award. Interest accrues on the Purchase Loans at the Applicable Federal Rate.

        Purchase Awards were offered to Executive Officers who did not participate in the 1991 and/or 1992 offerings. In addition, Purchase Awards were offered to seven Executive Officers for shares in addition to those which these participants could purchase using Exchange Awards. For this group of seven Executive Officers, the Purchase Awards reflected enhanced responsibilities over those which the same participants had at the time of the 1991 and/or 1992 offerings. Except in the cases of Messrs. Carpenter and Clancey, Executive Officers receiving Purchase Awards were required to make down payments of 5% of the value of the award. In the cases of Messrs. Carpenter and Clancey, the down payment was agreed to be 10% of the value of the Purchase Award.

        Each new Purchase Loan has a term of five years. The participant can extend the Purchase Loan to six years. The Compensation Committee can require extension of Purchase Loans for up to two years. In no event can Purchase Loans be for a period greater than seven years.

        The principal balance and interest under the Purchase Loans are subject to various adjustments after the first anniversary of the Purchase Loans. These adjustments occur only when the price of CSX stock has reached levels specified in the following table in excess of the purchase price and have remained at such levels for at least 10 consecutive business days. The Purchase Loans cannot be prepaid except pursuant to conditions specified by the SPLP involving termination of employment from CSX or change in control of CSX

        Interest on the Down Payment Loans of Executive Officers participating in the 1991 and/or 1992 offerings under the SPLP was forgiven as a result of CSX stock having equaled or exceeded certain threshold levels for a period of 10 consecutive business days following August 1, 1993. Dividends paid on shares purchased upon exercise of Purchase Awards and Exchange Awards are applied against interest accrued on the Purchase Loans. Interest accrued on a Purchase Loan in excess of dividends applied is defined in the SPLP and loan documents as "Interest Spread."

        The Interest Spread on the new Purchase Loans will be forgiven, and the Purchase Price reduced according to the following schedule, if and when, at any time after the first anniversary of the Purchase Loan the price of CSX common stock achieves the levels indicated in the schedule and holds them for ten consecutive business days.

                  Stock Price                     Interest & Purchase Price Reductions
                  -------------------------------------------------------------------------------------
                  Purchase Price + 10%            Interest Spread + Interest on down payment loan
                  Purchase Price + 20%            Interest Spread + 5% + Interest on down payment loan
                  Purchase Price + 30%            Interest Spread + 10% + Interest on down payment loan
                  Purchase Price + 40%            Interest Spread + 15% + Interest on down payment loan
                  Purchase Price + 50%            Interest Spread + 20% + Interest on down payment loan
                  Purchase Price + 60%            Interest Spread + 25% + Interest on down payment loan
                  Purchase Price + 70%            Interest Spread + 30% + Interest on down payment loan
                  Purchase Price + 80%            Interest Spread + 35% + Interest on down payment loan
                  Purchase Price + 90%            Interest Spread + 40% + Interest on down payment loan
                  Purchase Price + 100%           Interest Spread + 50% + Interest on down payment loan

        For the executives named below, the number of shares purchased pursuant to the SPLP and the aggregate loan balances as of December 27, 1996, are indicated in the following table:

                                                                                             1996
                                                                           1996           Unadjusted       1991 & 1992
                                                                        Unadjusted           Down             Down
                        1996            1996              1996           Purchase           Payment          Payment
                      Exchange        Purchase            Total            Loan              Loan             Loan
                        Award           Award           Purchase         Balances          Balances         Balances
Name                (#Shares)(i)      (#Shares)           Price        12/27/96 (ii)    12/27/96 (iii)    12/27/96 (iv)
--------------------------------------------------------------------------------------------------------------------------
John W. Snow           679,775                        $32,289,313      $24,522,730                          $318,848
Alvin R. Carpenter     258,245       50,000 (v)        14,641,638       11,485,891         $244,015          135,215
John P. Clancey        194,102       25,000 (v)        10,407,345        8,087,066          122,007          112,692
Gerald L. Nichols      120,774                          5,736,765        4,356,895                            56,649
Paul R. Goodwin        162,685                          7,727,538        5,868,825                            76,308

All executive        2,508,795     260,000 (vi)      $131,517,763     $102,421,407         $817,449       $1,250,471
officers as a group
(20 persons,
including those
named above)

  (i) All shares purchased with Exchange Awards, using a 25% down payment.

 (ii) 1996 Unadjusted Purchase Loan Balances include principal and accrued interest net of dividends.

(iii) 1996 Unadjusted Down Payment Loan Balances include principal and accrued interest and are for shares purchased August 1, 1996.

 (iv) 1991 and 1992 Down Payment Loan Balances represent loans extended from the initial offerings in 1991 and 1992 pursuant to the Note.

  (v) Shares purchased in addition to those available using Exchange Awards and purchased as indicated by Messrs. Carpenter and Clancey with a 10% down payment pursuant to agreement.

 (vi) Shares purchased in addition to those available using Exchange Awards and purchased with a 5% down payment, including shares purchased by Messrs. Carpenter and Clancey as explained in (v) above.

Note 3 Represents shares under options or stock appreciation rights exercisable within 60 days, based on the market price of CSX common stock on March 7, 1997, expressed as the average of the high and low prices reported on the New York Stock Exchange, which was $50.875.

Note 4 Based on number of shares outstanding of 229,942,357 on March 7, 1997, including 12,355,421shares deemed outstanding for which beneficial ownership can be acquired within 60 days. An asterisk (*) indicates that ownership is less than 1 percent of class.

Note 5 Mr. McGlothlin's ownership includes 202,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 6 Information reported is derived from a Schedule 13G of FMR Corporation dated February 14, 1997, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 2,160,799 shares, and has the sole power to dispose or to direct the disposition of 28,515,175 shares.

Executive Compensation

    The individuals named below (the "Named Executives") include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 27, 1996. Information is provided for the fiscal years ending on December 27, 1996, December 29, 1995, and December 30, 1994.


                              Summary Compensation Table

                                                                             Long-Term Compensation
                                                                             ----------------------

                                         Annual Compensation                    Awards            Payouts
                           -----------------------------------------------------------------------------------------------
                                                             Other                  Securities
                                                            Annual      Restricted  Underlying     LTIP       All Other
                                                         Compensation      Stock     Options/     Payouts   Compensation
Name and                                      Bonus ($)       ($)       Award(s)($)  SARs (#)       ($)          ($)
Principal Position   Year       Salary        (Note 1)     (Note 2)     (Note 1)     (Note 3)     (Note 4)     (Note 5)
--------------------------------------------------------------------------------------------------------------------------
John W.  Snow        1996      $961,336    $        0     $359,840     $1,526,625     152,400  $1,570,375     $153,911
Chairman, President  1995       895,698             0      488,577      1,687,500     152,400   1,786,000      132,682
& CEO                1994       814,590     1,070,304       68,033              0   1,152,400   1,415,000      114,381

Alvin R. Carpenter   1996       606,866             0      214,155        811,250      50,000     600,438       29,636
President & CEO,     1995       521,872        55,504      242,215        885,008      48,000   1,515,600       25,548
CSXT                 1994       432,600       464,498          N/A              0      48,000     580,150       22,024

John P. Clancey      1996       456,138       410,000      139,879              0      36,000     554,250            0
President & CEO,     1995       409,884       211,600      101,410        264,500      36,000     592,200            0
Sea-Land             1994       359,019       276,675          N/A              0      36,000     480,393            0

Gerald L. Nichols    1996       342,809       375,000       87,938              0      28,000     531,156        6,445
Executive Vice       1995       320,824       390,578       94,612              0      28,000     535,800        5,556
President and COO    1994       252,354       218,127          N/A              0      18,000     293,613        4,790
CSXT

Paul R. Goodwin      1996       321,018             0       84,638        470,000      28,000     461,875        9,820
Executive Vice
   President-        1995       289,980        36,751       85,956        376,250      28,000     535,800        8,465
Finance and CFO      1994       252,354       218,127          N/A              0      25,800     445,725        7,298


Notes to Summary Compensation Table
-----------------------------------

Note 1 For service during 1995 and 1996, management employees whose annual cash bonuses were paid pursuant to CSX's Management Incentive Compensation Plan or the Senior Management Incentive Compensation Plan were permitted to elect to receive all or a portion of their bonuses in CSX stock. Employees who received their bonuses in stock and deferred them for tax purposes received a 25 percent premium to be paid in stock. Such stock is restricted from sale until CSX employment is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change of control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonuses paid in stock for Messrs. Snow, Carpenter, Clancey and Goodwin. Cash bonuses shown for Messrs. Carpenter, Nichols, and Goodwin in 1995 include payment of a special bonus to management employees of CSXT for achievement and maintenance of an operating ratio of 80 percent or less for an entire year. These special bonuses, although paid in 1995, reflected achievement over a period of years until the target operating ratio was reached and sustained. The amounts of such bonuses for Messrs. Carpenter, Nichols, and Goodwin were $55,504, $32,400 and $36,751, respectively.

Note 2 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 1996, for Mr. Snow, $98,934 for Executive Edge Deferred Income Insurance; for Mr. Clancey, $31,264 for Executive Edge Deferred Income Insurance; for Mr. Nichols, $15,877 for life insurance premiums; for Mr. Goodwin, $19,768 for club dues and $14,889 for Executive Edge Deferred Income Insurance (Because of increased limitations on the extent to which benefits may be paid from qualified plans, CSX arranged Executive Edge Deferred Income Insurance for payment of unfunded benefit obligations. Executives paid the insurance premiums and were then reimbursed by the Company for premiums and compensation taxes incurred. The amounts so paid are indicated); (b) during 1995, for Mr. Snow, $421,145 for Executive Edge Deferred Income Insurance; for Mr. Carpenter, $110,514 for Executive Edge Deferred Income Insurance and $77,800 for dividend equivalent payments pursuant to his Special Stock Award Agreement (see page 9); for Mr. Clancey, $38,599 for club dues; for Mr. Nichols, $43,126 for Executive Edge Deferred Income Insurance; for Mr. Goodwin, $58,599 for Executive Edge Deferred Income Insurance; (c) during 1994, for Mr. Snow, $34,107 for life insurance premiums.

Note 3 This column represents the number of employee stock options granted. Stock appreciation rights ("SARs") were not granted in 1996, 1995, or 1994.

Note 4 LTIP ("Long-Term Incentive Plan") payouts for 1996 represent the fair market value of $46.1875 per share of performance shares awarded for the 1994-1995-1996 performance cycle on February 12, 1997, pursuant to the 1987 Long-Term Performance Stock Plan ("1987 Plan"). (See the Long-Term Incentive Plans--Awards in Last Fiscal Year table on page 16 and Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table on page 10, regarding the SPLP and awards made pursuant to it.) Mr. Carpenter's LTIP payouts for 1995 included $820,000 representing payment of stock pursuant to his Special Stock Award Agreement with CSX. (See description of agreement and distribution on page 9.)

Note 5 Amounts shown include the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989.


                           Option/SAR Grants in Last Fiscal Year (Note 1)

                                                                                                            Grant Date
                                                         Individual Grants                                    Value
                                        ---------------------------------------------------------------------------------

                                          Number of    Percent of Total
                                         Securities      Options/SARs
                                         Underlying         Granted                                         Grant Date
                                        Options/SARs    to Employees in    Exercise or                        Present
                                         Granted (#)      Fiscal Year      Base Price       Expiration       Value ($)
Name                                      (Note 2)         (Note 3)         ($/Share)          Date          (Note 4)
-------------------------------------------------------------------------------------------------------------------------
John W. Snow                             152,400             7.71%           51.4375          4/25/06      $2,816,352
Alvin R. Carpenter                        50,000             2.53%           51.4375          4/25/06         924,000
John P. Clancey                           36,000             1.82%           51.4375          4/25/06         665,280
Gerald L. Nichols                         28,000             1.42%           51.4375          4/25/06         517,440
Paul R. Goodwin                           28,000             1.42%           51.4375          4/25/06         517,440



Notes to Option/SAR Grants Table
--------------------------------

Note 1  SARs were not granted during 1996.

Note 2 Stock options granted to employees on April 25, 1996, were granted at an exercise price of $51.4375, which was the fair market value as of the date of the grant. The options are subject to an exercisability restriction, becoming exercisable in three equal tranches, at such time as the mean daily price of CSX common stock remains at a price per share at or above, for each tranche respectively, $56.4375, $61.4375 and $66.4375 for 10 consecutive business days. However, regardless of whether the stock price-related exercisability restrictions are satisfied, the options may not be exercised until one year after the date of the grant. The exercisability restrictions lapse after nine years regardless of whether the stock price thresholds have been satisfied.

Note 3  A total of 1,977,520 employee stock options were granted during 1996.

Note 4 The present value of options granted on April 25, 1996, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $51.4375 (mean price on grant date); market price on grant date - $18.48; assumed exercise date - April 25, 2006; risk free rate of return
        - 6.53 percent (10-year U.S. Treasury bond rate); dividend yield - 2.4 percent (5-year quarterly average); volatility assumption - 26.19 percent.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                                               Value of Unexercised
                                                                Number of Securities               In-The-Money
                                                                Underlying Unexercised       Options/SARs at FY-End
                                                              Options/SARs at FY-End (#)            ($) (Note 1)
----------------------------------------------------------------------------------------------------------------------------
                         Shares
                       Acquired on        Value
Name                  Exercise (#)    Realized ($)       Exercisable   Unexercisable       Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------------
John W. Snow               37,400      $1,238,878        1,074,760       1,152,400       $15,871,605           $0
Alvin R. Carpenter              0               0          144,000          50,000           669,000            0
John P. Clancey                 0               0          105,200          36,000           484,425            0
Gerald L. Nichols           6,734         198,442           82,000          28,000           485,812            0
Paul R. Goodwin            21,410         779,633          149,198          28,000         1,732,846            0



Notes to Aggregated Option/SAR Exercise Table
---------------------------------------------

Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $42.8750 the mean value of CSX common stock on December 27, 1996.

             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                                                                        Estimated Future Payouts
                                                                                    Under Non-Stock Price-Based Plans
                                                                                    ---------------------------------

                                        Number of         Performance or
                                      Shares, Units     Other Period Until
                                        or Other           Maturation or         Threshold       Target        Maximum
Name                                   Rights (#)             Payout                (#)            (#)           (#)
-----------------------------------------------------------------------------------------------------------------------

John W. Snow                       34,000 (Note 1)           3 years               4,420         22,780        34,000
                                 679,775  (Note 2)          (Note 2)                 N/A            N/A       679,775

Alvin R. Carpenter                 18,000 (Note 1)           3 years               2,340         12,060        18,000
                                  258,245 (Note 2)          (Note 2)                 N/A            N/A       258,245
                                   50,000 (Note 2)          (Note 2)                 N/A            N/A        50,000

John P. Clancey                    12,000 (Note 1)           3 years               1,560          8,040        12,000
                                  194,102 (Note 2)          (Note 2)                 N/A            N/A       194,102
                                   25,000 (Note 2)          (Note 2)                 N/A            N/A        25,000

Gerald L. Nichols                  10,000 (Note 1)           3 years               1,300          6,700        10,000
                                  120,774 (Note 2)          (Note 2)                 N/A            N/A       120,774

Paul R. Goodwin                    10,000 (Note 1)           3 years               1,300          6,700        10,000
                                  162,685 (Note 2)          (Note 2)                 N/A            N/A       162,685

Notes to Long-Term Incentive Plan Table
---------------------------------------

Note 1 Represents the number of performance shares granted on December 10, 1996, pursuant to the 1987 Long-Term Performance Stock Plan for the 1997-1998-1999 cycle. The final payouts in CSX stock will be based on the participant's business unit's Return on Invested Capital as a percentage of the Company's Cost of Capital over the three-year period. The estimated threshold payout was calculated at 13 percent of the performance shares granted on December 10, 1996, and assumes a specified minimum level of financial performance by the participant's business unit. The estimated target payout was calculated at 67 percent of the performance shares granted and represents the number of shares that would be awarded if a specified intermediate level of financial performance is achieved by the participant's business unit. The maximum equals 100 percent of the performance shares granted on December 10, 1996. The levels of financial performance required to achieve these payouts were established within the first 90 days of the three-year cycle.


Note 2 Represents shares purchased in August 1996 pursuant to awards made under the Stock Purchase and Loan Plan ("SPLP"). See Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers on page 10 for a more detailed explanation of the SPLP.

                                                                Pension Plan Table

                                 Gross Annual Pension Payable Before Offset for Railroad Retirement or Social Security
Average Compensation                                   Annuity Based on Creditable Years of Service of:
During Five Consecutive
Years of Highest Pay  15 Years      20 Years        25 Years      30 Years       35 Years       40 Years      44 Years
----------------------------------------------------------------------------------------------------------------------
     $400,000          90,000       120,000         150,000       180,000        210,000        240,000       264,000
      600,000         135,000       180,000         225,000       270,000        315,000        360,000       396,000
      800,000         180,000       240,000         300,000       360,000        420,000        480,000       528,000
    1,000,000         225,000       300,000         375,000       450,000        525,000        600,000       660,000
    1,200,000         270,000       360,000         450,000       540,000        630,000        720,000       792,000
    1,400,000         315,000       420,000         525,000       630,000        735,000        840,000       924,000
    1,600,000         360,000       480,000         600,000       720,000        840,000        960,000     1,056,000
    1,800,000         405,000       540,000         675,000       810,000        945,000      1,080,000     1,188,000
    2,000,000         450,000       600,000         750,000       900,000      1,050,000      1,200,000     1,320,000
    2,200,000         495,000       660,000         825,000       990,000      1,155,000      1,320,000     1,452,000
    2,400,000         540,000       720,000         900,000     1,080,000      1,260,000      1,440,000     1,584,000
    2,600,000         585,000       780,000         975,000     1,170,000      1,365,000      1,560,000     1,716,000
    2,800,000         630,000       840,000       1,050,000     1,260,000      1,470,000      1,680,000     1,848,000
    3,000,000         675,000       900,000       1,125,000     1,350,000      1,575,000      1,800,000     1,980,000
    3,200,000         720,000       960,000       1,200,000     1,440,000      1,680,000      1,920,000     2,112,000
    3,400,000         765,000     1,020,000       1,275,000     1,530,000      1,785,000      2,040,000     2,244,000
    3,600,000         810,000     1,080,000       1,350,000     1,620,000      1,890,000      2,160,000     2,376,000
    3,800,000         855,000     1,140,000       1,425,000     1,710,000      1,995,000      2,280,000     2,508,000
    4,000,000         900,000     1,200,000       1,500,000     1,800,000      2,100,000      2,400,000     2,640,000


    Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table on page 13 covered by the Pension Plans are Base Salary and Bonus. (In the case of employees who took their Bonus in Company Stock, as explained in Note 1 to the Summary Compensation Table on page 13, the amount of the Bonus for Pension Plan computations is the cash value of the Bonus prior to addition of the premium for receipt of Bonus in stock.) The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus; computed without regard to additional payments in stock as described in
Note 1 to the Summary Compensation Table, compensation for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service.

    The above table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. In October 1996, as part of a number of retention incentives related to the Conrail Transaction, the Board of Directors awarded to Mr. Snow maximum benefits under the Pension Plans so that Mr. Snow now has 44.0 years of credited service. As of December 27, 1996, the other individuals named in the Summary Compensation Table had the following credited years of service:
Mr. Carpenter, 42.5 years; Mr. Clancey, 32.83 years; Mr. Nichols, 44.0 years; and Mr. Goodwin, 39.42 years.

    The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

Administration of Compensation Programs

    The Compensation Committee (the "Committee") of the CSX Corporation Board of Directors, composed entirely of non-employee directors, is responsible for the review and approval of compensation for senior executives of CSX. The Committee determines the compensation of the Chief Executive Officer and reviews and approves compensation for the other four most highly compensated executives named in the 1997 Proxy Statement.

Compensation Philosophy

    The Committee and the Board of Directors of CSX believe that the creation of long-term shareholder value depends upon the alignment of the financial interests of the Company's employees, including its senior executives, with those of the Company's shareholders. CSX has established variable incentive compensation programs, tied to business unit and individual performance, to motivate its employees. These programs place a significant part of each senior executive's annual and long-term compensation at risk to encourage a dedicated focus on building value for the shareholder. Compensation under these programs is paid as both cash and stock.

    The Company expects executives to acquire and hold significant amounts of stock and it has designed its compensation programs to accomplish that objective. In keeping with its belief that tying the interests of CSX executives to those of the shareholder will result in enhanced shareholder value over the long term, CSX has communicated to each executive target levels of stock ownership which must be achieved and maintained. These guidelines, which require ownership as a multiple of base salary ranging between 1.5 and, in the case of the Chief Executive Officer, 15 times an executive's salary, are substantially greater than those of comparable U.S. companies.

Components of Compensation

    The Committee considers it essential that the total compensation opportunity for senior executives remain competitive with similar companies in order to attract and retain highly motivated and effective executives. In establishing the Company's executive compensation program, the Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate, business unit, and individual objectives and ensures the overall effectiveness of the program in measuring and rewarding attainment of desired performance levels.

    In making 1996 compensation decisions, the Committee utilized information from a general industry survey of 60 companies with revenues ranging from $6 billion to $10 billion. The 60 companies in this comparator group participate in surveys conducted by nationally recognized independent consultants. The comparator group includes two companies which also form part of the Dow Jones Transportation Average (described in the Performance Graph on page 25 of the Proxy Statement), a group with which CSX can expect to compete for investors. The compensation comparator group is more broadly based and reflects a group of corporations with which CSX can expect to compete to attract and retain executive talent.

    When establishing compensation levels, the Committee generally seeks to provide a total compensation package for its senior executives ranging up to the 85th percentile of the comparator companies if financial, strategic and individual objectives are met. The compensation package for senior executives is composed of base salary, annual bonus, and long-term incentives, including stock options and performance shares.

    Base Salary. Base salaries are targeted around the 50th percentile of salaries paid for similar positions at the comparator companies. In determining salary adjustments, the Committee considers market data for comparable positions at those companies as well as each individual's performance and contribution to the objective measures of the Company's performance described elsewhere in this report, such as Return on Invested Capital.

    Annual Bonus. Under the Senior Management Incentive Compensation Plan ("SMICP"), annual incentive bonuses are payable in cash to certain senior executives as designated by the Committee. A participant's award opportunity for specific levels of performance is expressed as a percentage of the individual's base salary at the beginning of the performance period. These opportunities are established to provide total annual cash compensation (base salary plus annual bonus) at approximately the 75th percentile of the comparator companies if corporate and business unit objectives are met.

    Financial performance objectives under the SMICP are set each year by the Compensation Committee. For the corporate staff, financial goals are based on the Company's overall Return on Invested Capital (ROIC) compared to its Cost of Capital. Similarly, financial goals are established for each business unit based on its ROIC compared to the Company's Cost of Capital. Bonuses paid under the SMICP are based entirely on these objective measures. During 1996, the Company and its major business units successfully met or exceeded their respective financial objectives, resulting in awards under the SMICP for senior executives of those units.

    In addition to an annual bonus award under the SMICP, senior executives may receive an additional cash bonus for exceptional contributions. When making these awards for 1996, the Committee considered such factors as increased free cash flow, improved operating ratios, and service reliability.

    Long-term Incentives. Long-term incentives are paid under the 1987 Long-Term Performance Stock Plan. For 1996, the Committee approved grants of stock options and performance shares. These grants are made with the objective of bringing total direct compensation (base salary, annual bonus, and long-term incentives) to approximately the 85th percentile of the comparator companies. The ultimate value of these grants depends upon the value of CSX stock and, consequently, the creation of shareholder value.

    Stock option grants for 1996 were made considering historic grant levels and the Company's stock price. Options vest within one year but may only be exercised prior to the ninth anniversary of the grant if the stock price reaches certain threshold levels established at the time of the option grant. Performance share grants are established at the beginning of each three-year cycle. When establishing these grants, the Committee considered historic grant levels, competitive practice, stock price and corporate and business unit financial objectives. The actual award made at the conclusion of each three-year cycle is based upon corporate and business unit financial performance determined by the average Return on Invested Capital earned during the cycle. For the 1994-1996 performance cycle, the Company and its major business units achieved the targeted levels of Return on Invested Capital which translated to payment of 100% of the performance shares granted for the cycle.

Tax Considerations

         Present tax law limits to $1 million the Company's deduction for compensation paid to each of the Chief Executive Officer and the other four most highly compensated executives unless compensation is awarded under plans meeting certain requirements to qualify as performance based. The Company's compensation program for senior executives has both objective and discretionary elements. Generally, the Committee wishes to maximize deductibility of compensation elements and has structured the major compensation elements to achieve deductibility. The Committee does, however, believe in retaining flexibility to recognize an executive officer's contribution beyond the deductibility limits if this serves the best interests of the Company and its shareholders. In 1996, all of the compensation paid to the Chief Executive Officer and the other four most highly compensated executives qualified for deduction pursuant to Section 162(m) of the Internal Revenue Code.

1996 Compensation for the Chief Executive Officer

    For 1996, the Company's most highly compensated executive was Mr. Snow, the Chairman, President, and Chief Executive Officer. Consistent with the Committee's objective to pay base salaries at the 50th percentile of the comparator companies, Mr. Snow's base salary was increased by 11 percent to $1,000,000 in September, 1996. When establishing Mr. Snow's base salary, the Committee reviewed reported base salary information for the chief executive officers of the comparator companies.

    For 1996, the portion of Mr. Snow's annual bonus representing financial performance, which was paid under the shareholder approved SMICP, was calculated according to a formula which compares the Company's financial performance against pre-established targets for Return on Invested Capital (ROIC) as a percentage of its Cost of Capital (COC). During 1996, CSX achieved a ROIC of 12%, substantially in excess of the Company's COC and representing an increase over prior years' accomplishments. The Committee can establish an award under the SMICP, the amount of which cannot exceed the award determined using the formula.

    In determining the amount of Mr. Snow's bonus, the Committee further considered Mr. Snow's efforts in pursuing a strategic expansion of CSX's rail system, as well as an enhancement to his pension upon retirement. During 1996, Mr. Snow took a significant step toward positioning the Company for long term strategic success with the announcement of a proposed transaction with Conrail Inc. The Board of Directors believes the Company's and shareholders' best interests will be served over a long-term period by expanding the market reach and scope of the Company's rail services, thereby increasing its access to additional customers and revenues and positioning CSX to remain a key player in the changing national railroad map. In connection with CSX's acquisition of Conrail Inc., Mr. Snow has been given an enhancement to his pension upon retirement as described on page 17.

    Having reviewed the maximum award to be paid utilizing the formula under the SMICP in combination with Mr. Snow's strategic leadership initiatives, and the long-term value to be realized from the retention arrangement and pension enhancement, the Committee established an award of $1,221,300 to be paid under the SMICP for 1996.

    Under a deferral program available to executives of the Company, Mr. Snow elected to receive 100 percent of this bonus in stock and deferred receipt of this income for the period he remains employed by the Company. By deferring his bonus into stock, Mr. Snow received additional stock valued at 25 percent of the deferred amount. This deferral program is available to the other four most highly compensated executives participating in the Senior Management Incentive Compensation Plan.

    The largest portion of Mr. Snow's 1996 compensation was in the form of long-term incentives, including performance shares and stock options. Granted pursuant to the shareholder-approved 1987 Long-Term Performance Stock Plan, these performance shares and stock options are granted with the objective of positioning total compensation at approximately the 85th percentile of the comparison companies. The actual long-term value of these grants depends upon the creation of shareholder value through stock price appreciation. The Committee approved payment of an award to Mr. Snow of 34,000 performance shares, for performance during the 1994-1996 performance cycle, in recognition of the Company's achievement of the average of its Return on Invested Capital targets during that cycle. This represents 100% of the performance shares originally granted.

    Mr. Snow was also granted 152,400 stock options during 1996 and 34,000 performance shares for the 1996-1998 performance cycle were granted prior to the beginning of the cycle. With increased pressures to conserve cash and capital as a result of the proposed transaction with Conrail Inc., the Committee has established Return on Invested Capital as compared to the Company's Cost of Capital as the measurement to determine the subsequent award of these performance shares.

    The Committee concluded that Mr. Snow's outstanding strategic leadership and contributions to the long-term value of the Company and to its shareholders through initiatives designed to shape the evolution of America's railroads support the compensation paid to him for 1996. The Committee believes the current decline in the value of the Company's stock is a temporary one, pending resolution of the proposed acquisition and its approval by the Surface Transportation Board. The Committee feels the Chief Executive Officer has taken the critical steps necessary to secure a strong foothold for the Company in a highly competitive marketplace, has balanced the short-term impact of these decisions with the long-term benefits to be gained, and that his efforts in doing so should be recognized. In addition, the Committee recognizes and appreciates Mr. Snow's service as Chairman of the Association of American Railroads.

                             Compensation Committee

                                 Robert D. Kunisch, Chairman
                                 John R. Hall
                                 Charles E. Rice
                                 William C. Richardson
                                 Frank S. Royal,
                                 the entire Committee

                                 Richmond, Virginia
                                 February 11, 1997

                Comparison of Five-Year Cumulative Total Return*
           CSX Corporation, S&P 500, Dow Jones Transportation Average



                                    [GRAPH]




                              1991    1992    1993    1994     1995     1996

CSX                           100      122     148    129       173      203
S&P                           100      108     133    120       165      179
Dow Jones Transportation      100      108     118    112       156      166


* $100 Invested on 12/31/91 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31, for the years 1991 through 1993, and December 30, 1994, December 29, 1995, and December 27, 1996.

Source:  Research Holdings Ltd.

2.  APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 1997. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

    Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this proposal.

3.  APPROVAL OF AMENDED AND RESTATED CSX CORPORATION STOCK PLAN FOR DIRECTORS

    The Board of Directors feels that it is in the Company's best interests to align further the personal financial interests of directors with those of shareholders. To that end, the Corporation requires additional flexibility to be able to compensate directors with Company stock. Under the existing CSX Stock Plan for Directors ("Stock Plan"), approved by shareholders in May 1992, directors are required to be paid in stock for a minimum of 40 percent of their annual retainer. Each director may elect to have up to 100 percent of retainer and fees paid in stock.

    The proposed amendments would permit the Company to pay directors in stock or equity-based securities without any prior election to do so by each director. The amendments would also permit directors to be awarded stock options whose value would depend on the price of CSX stock. In addition, amendments are proposed to simplify administrative aspects of the payment for directors' services using stock. If the Amended and Restated CSX Corporation Stock Plan for Directors is approved by shareholders, the Company would terminate its Retirement Plan for Directors described on page 6 insofar as it applies to current and prospective directors.

    There remain 956,728 shares available for issuance of those reserved under the Stock Plan since its inception in 1992. No additional shares are requested for approval.

    A copy of the Amended and Restated CSXCorporation Stock Plan for Directors is attached as Appendix A.

          The Board of Directors recommends a vote FOR this proposal.

4.  SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF SHAREHOLDER RIGHTS
PLAN.

    Mr. Dewey B. Garland, 1834 Thompson Station Road West, Thompson Station, TN 37179, owner of 633 shares of common stock has informed the Company that he intends to present the following proposal at the Annual Meeting of Shareholders.

    "BE IT RESOLVED: That the shareholders of the CSX Corporation urge the Board of Directors to redeem the stockholder rights issued pursuant to the "Shareholder Rights Plan" unless the Shareholder Rights Plan is approved by a majority of the voting shares at the next meeting of shareholders.

                              SUPPORTING STATEMENT

    "We strongly believe that the Company's financial performance is closely linked to its corporate governance procedures and practices, and the level of management accountability they impose. The Company has a variety of measures in place that protect the incumbency of sitting directors and senior executives, thus reducing their accountability to shareholders. Those measures include a Shareholder Rights Plan, commonly referred to as a `poison pill,' which is an anti-takeover device frequently adopted by corporate boards of directors to prevent shareholders from acting directly on offers of their shares. Poison pills are designed to severely dilute the ownership interests of shareholders whom management deems to be `unfriendly.' This threat of dilution forces investors to negotiate potential acquisitions with management, instead of making their offer directly to shareholders.

    "A triggering of the poison pill could dilute the shareholdings of the so-called `unfriendly' shareholder by 50 percent. A poison pill thus discourages potential acquirers from making offers to purchase a controlling interest of the Company, thereby denying shareholders the opportunity to evaluate the merits of a bid for their shares independent of management.

    "Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by the Company's adoption of a Shareholder Rights Plan without the approval of a majority of the shareholders.

    "The argument that a board of directors needs a poison pill in order to negotiate a better offer from potential acquirers or prevent so-called `abusive takeover practices' is deceptive. In 1986, the U.S. Securities and Exchange Commission issued a study entitled The Effects of Poison Pills on the Wealth of Target Shareholders which concluded `Poison pills are not in the best interest of shareholders.'

    "We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers, who should have the right to decide what is or is not a fair price for their shareholdings. The Company's Board of Directors unilaterally adopted a poison pill which transferred this decision from the owners of the Company to the agents of the owners. In order to restore management accountability to the shareholders, the Company's Shareholder Rights Plan should be submitted to a shareholder vote as soon as possible.

    "We urge you to VOTE FOR this proposal."

                              MANAGEMENT RESPONSE

    The Company adopted a Shareholder Rights Plan ("Rights Plan") in 1988 and amended the Rights Plan in 1990. Rights plans are specifically authorized under Virginia law. In adopting the Rights Plan, the Board gave careful consideration to the effect of the Rights Plan on the Company's shareholders and, after consultation with outside financial and legal advisors, concluded that the Rights Plan would benefit the Company's shareholders. The Company continues to hold this view.

    Rights plans give corporations and their shareholders more time in which to make decisions respecting a sale of control, a question of fundamental importance. Thus, a rights plan strengthens the ability of the Company's directors to fulfill their duties under Virginia law to act in the best interests of the company. Further, a rights plan deters coercive takeover tactics and self-dealing transactions that may not be in the best interests of a company and its shareholders. A rights plan should not interfere with negotiated transactions, nor preclude unsolicited takeovers.

    Since the introduction of rights plans in 1984, economists and market analysts have debated the economic impact of rights plans on the market price of a company's stock as well as on takeovers and takeover premiums. Although a 1986 study by the SEC comparing market prices of companies' stock prior to and immediately after announcement of a rights plan found a "statistically significant" reduction in market price of 0.66% in some circumstances, more recent studies have called this conclusion into question. Every major investment banking firm that has studied the subject has concluded that adoption of a rights plan has no effect on the stock prices of companies that are not the subject of takeover speculation.

    Furthermore, a 1994 study by University of Rochester economists Robert Comment and G. William Schwert replicated the analysis of the earlier SEC study using a database that was four times the size of the database of the 1986 SEC study. Professors Comment and Schwert concluded that adoptions of rights plans have no meaningful price effect. Significantly, they found that rights plans "are reliably associated with higher premiums for selling shareholders, both unconditionally and conditional on a successful takeover...Antitakeover measures increase the bargaining position of target firms..." Thus, the evidence suggests that rights plans clearly serve their principal objectives - protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders. A rights plan gives the Board the ability, in response to an inadequate offer, to protect the best interests of the corporation, including by seeking alternative means of maximizing shareholder value or by negotiating a transaction on terms more favorable to the corporation and its shareholders.

    For the foregoing reasons the Board recommends that shareholders vote AGAINST Proposal No. 4.

        The Board of Directors recommends a vote AGAINST this proposal.

ADDITIONAL INFORMATION

                               New Plan Benefits
                    CSX Corporation Stock Plan for Directors

    Because the Board of Directors may not yet make grants of stock or stock options under the CSX Stock Plan for Directors, it is impossible to calculate with certainty the future awards under the Amended and Restated CSX Stock Plan for Directors. Accordingly, the following table sets forth the payments of retainers and fees made to current directors in the form of stock under the Stock Plan for Directors for fiscal year 1996.

                              Fiscal Year 1996
              Payments of Retainers and Fees in Form of Stock

            Total Shares (#)         Total Payment Date Value ($)
                (Note 1)                        (Note 2)
            -----------------------------------------------------
                 9,487                          $456,178

Notes to New Plan Benefits Table
--------------------------------

Note 1 Represents total number of shares distributed to current non-employee directors in payment of retainers and fees during fiscal year 1996.

Note 2 Represents total value of shares distributed during fiscal year 1996 based on the fair market value of shares on the respective distribution dates.

Voting Procedures

    Votes are tabulated by three Inspectors of Election. The affirmative vote of the majority of shares represented at the meeting and entitled to vote therein will be required for adoption of the amendment and restatement of the Stock Plan for Directors. For these purposes, abstentions will be treated as "no" votes, and broker "non-votes" will not be counted.

    The Company's by-laws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the company's by-laws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director.

Date for Receipt of Shareholder Proposals

    Shareholder proposals for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 18, 1997.

Solicitation of Proxies

    The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $15,000 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.

March 18, 1997

                        By Order of the Board of Directors
                                  Alan A. Rudnick

              Vice President-General Counsel and Corporate Secretary

                       AMENDED AND RESTATED CSX CORPORATION
                             STOCK PLAN FOR DIRECTORS

1. Name of Plan. This plan shall be known as the "Amended and Restated CSX Corporation Stock Plan for Directors" (the "Plan".)

2. Purpose of Plan. The purpose of the Plan is to enable CSX Corporation, a Virginia corporation (the "Company"), to attract and retain persons of exceptional ability to serve as directors and to solidify the common interests of its directors and shareholders in enhancing the value of the Company's Stock. The Plan provides for grants of Stock, grants of options to acquire Stock, and payment of directors' retainers and fees in Stock.

3. Effective Date and Term and Shares Subject to Plan. The Plan shall be effective as of the date it is adopted by the Board of Directors of the Company, subject, however, to approval by at least a majority of the outstanding shares of Stock present or represented and entitled to vote at a meeting of shareholders of the Company not later than April 17, 1997, and shall remain in effect until amended or terminated by action of the Board. Of the 1,000,000 shares subject to the Plan as of May 1, 1992, the date of original approval by shareholders of the Company, 956,728 shares remain unissued and subject to the Plan as of March 18, 1997.

4. Eligible Participants. Each member of the Board from time to time who is not a full-time employee of the Company or any of its subsidiaries shall be a participant ("Participant") in the Plan.

5.  Definitions.

    (a) "Annual Meeting" means the Company's Annual Meeting of Shareholders.

    (b) "Board of Directors" or "Board" means the Board of Directors of CSX Corporation.

    (c) "Business Day" means, if relevant to a determination of the value of Stock, a day on which shares of Stock are or could be traded on the New York Stock Exchange (or other national stock exchange, or if not so listed, could be traded over-the-counter). In all other cases, the term means a day on which the offices of the Company are open for the conduct of business in the normal course.

    (d) A "Payment Date" means the fifteenth day of the last month of each quarter of the Corporation's fiscal year or, if the fifteenth day of such month is not a Business Day, on the next Business Day following the fifteenth day of such month.

    (e) "Fair Market Value" means, as of any given date, the mean between the high and low selling prices of the Stock per share on the New York Stock Exchange on such date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred).

    (f) "Stock" means the Common Stock of the Company and rights, options or warrants for the purchase of securities of the Company which may be issued with shares of Stock pursuant, and subject, to plans or agreements adopted or entered into from time to time by the Company. If the par value of Stock is changed, or in the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be Stock within the meaning the Plan.

6.  Shares and Stock Options.

    (a) Commencing May 1, 1992, the annual retainer payable to each Participant for service on the Board shall be payable in part in shares of Stock subject to any applicable deferrals and restrictions set forth in
        Section 8 hereof. Subject to paragraphs (b) and (c) below, each Participant shall be paid 40 percent of the annual retainer payable to each Participant for service on the Board (the "Designated Percentage") in shares of Stock. The shares shall be deducted at their Fair Market Value, determined as of the Business Day immediately preceding the date of the Company's Annual Meeting of Shareholders ("Annual Meeting"), from the Participant's annual retainer.

    (b) Any person who becomes a non-employee director following the Company's Annual Meeting, whether by appointment or election as a director or by change in status from a full-time employee, shall receive shares of Stock as a portion of the compensation to be paid to such Participant until the next Annual Meeting. The number of shares of Stock issued to such Participant shall be determined by dividing the product of the pro rata portion of the annual retainer to be paid to such director and the Designated Percentage by the Fair Market Value on the day such person becomes a Participant. A Participant who becomes a non-employee director following the Company's Annual Meeting may, at the beginning of such term, make his or her Annual Election as set forth in paragraph (c) below regardless of the number of months remaining until the next Annual Meeting.

    (c) Each Participant may also make one election during the period from Annual Meeting to the next Annual Meeting (the "Annual Election") to receive up to 100 percent of his or her retainers and/or fees in shares of Stock, subject to any applicable deferrals and restrictions set forth in Section 8 hereof. The Annual Election must be in writing and shall be delivered to the Corporate Secretary of the Company no later than six months prior to the next Annual Meeting. The Annual Election shall be irrevocable in respect of the year to which it pertains and shall specify the applicable percentage of the annual retainers and/or fees above the Designated Percentage that such Participant wishes to receive in shares of Stock. The Annual Election shall not be effective until at least six months and one day following its execution and receipt by the Company.

    (d) In addition to the awards described in the previous provisions of this
        Section 6, the Board may make additional awards of Stock or options to acquire Stock to Participants upon such terms as it deems fit; provided, however, that options to acquire Stock ("Stock Options") shall be subject to the restrictions in Section 10.

7. Payment of Shares. Payments to directors of Stock or Stock Options pursuant to this Plan shall be made as follows, subject to any applicable deferrals and restrictions pursuant to Section 8 of this Plan:

    (a) Shares payable as the Designated Percentage pursuant to Section 6 of the Plan shall be payable immediately following the Company's Annual Meeting.

    (b) Following payment of the Designated Percentage, the balance of each director's retainers to be paid in Stock, if any, shall be prorated and paid on the Payment Dates remaining until the next Annual Meeting.

    (c) Unless otherwise specified by resolution of the Board of Directors, any compensation to be paid in Stock and any grant of Stock shall be made on or as of the Payment Date next succeeding the date on which such payments have been earned or are otherwise payable or issuable.

    (d) The number of shares to be issued in payment of retainers and fees denominated in dollars shall be calculated on the basis of the Fair Market Value on the Payment Date as of which such shares are issued.

8.  Deferrals and Restrictions on Payment. Payment of shares issuable under
    Section 6 shall, at the Participant's election (which election must be in writing and shall be delivered to the Corporate Secretary of the Company no later than six months prior to the next Annual Meeting), be deferred in accordance with a deferral election made by the Participant and filed with the Company. The Company shall transfer shares of Stock or other assets equal in value to a number of shares as to which payment is deferred to a trust to secure the Company's obligation to pay shares of Stock to the Participant in the future, but any assets transferred shall remain subject to the claims of the Company's creditors and any interest the Participant may be deemed to have in the trust may not be sold, hypothecated or transferred (including, without limitation, transfer by gift or donation). The Company shall distribute Stock deferred pursuant to this Section 8 in accordance with elections made by each participant on forms approved by the Board; provided, however, that upon a Change of Control, as hereinafter defined, all Stock previously deferred shall be issued immediately, except that a Participant may elect that shares which would be distributed to him or to her upon a Change of Control may continue to be held in trust for distribution in accordance with this Section 8. Such election with respect to Change of Control described in the preceding sentence shall be effective no earlier than the Annual Meeting following such election.

    The Participant's right to receive the shares issued under Section 6 shall not be affected by a termination of the trust described herein.

9. Share Certificates, Voting and Other Rights. The certificates for shares issued hereunder shall be issued in the name of the Participant or the trustee of the trust described in Section 8, as the case may be, and shall be held by such Participant or such trustee; provided, however, that each Participant shall be entitled to all rights of a shareholder with respect to Stock for all such shares issued in his name, including the right to vote the shares, and the Participant or the trustee, as the case may be, shall receive all dividends and other distributions paid or made with respect thereto.

10. Procedures with Respect to Stock Options.

    (a) Each Stock Option granted pursuant to the Plan:

        (i) will consist of an option to purchase shares of Stock at a purchase price not less than 100 percent of the Fair Market Value of the Stock on the date of grant;

       (ii) will be exercisable during the time period specified in the terms of the grant and reflected in an agreement entered into with a Participant, but such exercise shall not be earlier than one year after the date of grant of the Stock Option and not later than 15 years after the date of grant of the Stock Option, with the determination of the final date of exercise of the Stock Option to be made at the time of grant.

    (b) In the event of the death of a Participant who holds unexercised Stock Options awarded under the Plan, the Stock Option may be exercised by a beneficiary designated by the Participant prior to his death, or if no beneficiary is designated, by the executor or executrix of the Participant's estate or by the person or persons to whom the Participant's rights have passed by will or the laws of descent and distribution, such exercise to be in accordance with the provisions of the Plan and to the same extent as though the Participant were then living.

11. Fractions of Shares. The Company shall not issue fractions of shares. Whenever under the terms of the Plan a fractional share would otherwise be required to be issued, the Participant or the trustee of the trust described in Section 8, as the case may be, shall be paid in cash for such fractional share based upon the same Fair Market Value which was utilized to determine the number of shares to be issued on the relevant Payment Date.

12.  Change of Control. "Change of Control" shall mean any of the following:

     (a) Stock Acquisition. The acquisition, by any individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of Stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 12; or

     (b) Board Composition. Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

     (c) Business Combination. Approval by the shareholders of the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or its principal subsidiary that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the "Agency") (a "Business Combination"), in each case, unless, following such Business Combination:

         (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or its principal subsidiary or all or substantially all of the assets of the Company or its principal subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Stock and Outstanding Company Voting Securities, as the case may be;

         (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

        (iii) at least a majority of the members of the Board resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

     (d) Regulated Business Combination. Approval by the shareholders of the Company of a Business Combination that is subject, as a matter of law or contract, to approval by the Agency (a "Regulated Business Combination") unless such Business Combination complies with clauses
         (i), (ii) and (iii) of subsection (c) of this Section 12; or

     (e) Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or its principal subsidiary.

13. Withholding Taxes. Whenever the Company proposes or is required to issue or to transfer shares of Stock under the Plan, or whenever the Company is required to withhold taxes upon exercise of Stock Options under the Plan, a Participant:

     (a) Shall remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares; or

     (b) To the extent permitted by applicable laws, including regulations promulgated under the Securities Exchange Act of 1934, such federal, state or local withholding tax liability may be satisfied prior to the delivery of any certificate or certificates for the shares by an adjustment, equal in value to such liability, in the number of shares to be transferred to the Participant.

14. Amendment. This Plan may be amended by action of a majority of the Board of Directors, and approval by shareholders shall not be required for any amendment which does not authorize additional shares to be subject to the Plan.

15. Administration. The Plan will be administered by the Board. Except as otherwise specifically provided in the Plan, the Board will have the entire authority to interpret and administer the Plan, including the power and complete discretion with respect to any award of Stock or Stock Options to determine the terms and conditions of the award, the number of shares of Stock to be covered by the award, the time or times when an award will be granted, when Stock Options may be exercised, and the manner in which payment may be made upon the exercise of Stock Options. If the Board determines that a spin-off, stock dividend or other distribution not in the form of cash or Stock, consolidation, merger, dissolution, liquidation or other similar corporate transaction or event affects a Stock Option such that an adjustment is appropriate to preserve the intended benefits of a Stock Option, the Board may make such equitable changes or adjustments in the Stock Option as it deems necessary or appropriate. The Board may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board will be final and conclusive.

                                                                          PROXY
[CSX CORPORATION LOGO]        CSX CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 17, 1997.

  The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on April 17, 1997, and at all adjournments thereof.

PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                CSX CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. | |
[                                                                             ]
The Board of Directors of CSX Corporation recommends a vote FOR Items 1, 2, and
 3, and AGAINST Item 4. Shares will be so voted unless you otherwise indicate.

                                                           For All                                           For   Against  Abstain
1. Election of Directors                       For Withheld Except   2. Appointment of Ernst & Young LLP as  | |     | |      | |
  Nominees: E.E. Bailey; R.L. Burrus, Jr.;     | |   | |     | |        independent certified public
  B.C. Gottwald; J.R. Hall; R.D. Kunisch; H.L.                          accountants;
  McColl, Jr.; J. W. McGlothlin; S.J. Morcott;                       3. Approval of Amended and Restated CSX
  C.E. Rice; W.C. Richardson; F.S. Royal, M.D.;                         Corporation Stock Plan for Directors; For  Against  Abstain
  J.W. Snow.                                                         4. Shareholder proposal concerning       | |    | |      | |
To withhold authority to vote for any individual                        Shareholder Rights Plan.
nominee(s), write the name(s) on the line below.                                                              For  Against  Abstain
                                                                                                              | |    | |      | |
------------------------------
Nominee Exception


                                           Date:----------------------------

                                           Please Sign:---------------------

                                           Please Sign:---------------------
                                           NOTE: Please sign exactly as your
                                           name appears on this Card. Joint
                                           owners should each sign personally.
                                           Corporation. Proxies should be signed
                                           by an authorized officer. Executors,
                                           administrators, trustees, etc.,
                                           should so indicate.


                             DETACH PROXY CARD HERE


         To Our Shareholders:

         Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Accordingly, please complete and sign the proxy printed above, tear at the perforation, and mail the above proxy in the enclosed postage paid envelope addressed to CSX in Rockford, Illinois.

         If you are planning to attend the Annual Meeting and Luncheon, please fill out and return the reservation form addressed to Office of Corporate Secretary at CSX Corporation. When folded and sealed as directed, no separate mailing envelope is required. Your ticket(s) to the Annual Meeting and Luncheon will be mailed directly to you.

         If you are planning to stay at The Greenbrier, you will need to make your reservations directly with The Greenbrier.
         Shareholder House party information and rates are included on the brochure enclosed herein.

         Please note that in order to reduce the number of duplicative mailings of proxy materials, CSX has consolidated on a single proxy or voting instruction card all of your holdings in CSX common stock registered in the identically registered name and tax identification number, including ownership that may be attributed to you through various employee benefit plans.